EXHIBIT 10.46

[4/11/05]

AMENDMENT NO. 12 TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 12 TO LOAN AND SECURITY AGREEMENT (“Amendment No. 12”), dated as of January 3, 2005, by and between Pemstar Inc., a Minnesota corporation (as surviving corporation of the merger with Turtle Mountain Corporation, “Borrower”), and Congress Financial Corporation (Central), an Illinois corporation, in its capacity as administrative and collateral agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity “Agent”).

W I T N E S S E T H :

WHEREAS, Agent, Borrower, Fleet Capital Corporation, a Rhode Island corporation, in its capacity as Documentation Agent for Lenders (in such capacity, “Documentation Agent”), and the parties to the Loan Agreement as lenders, whether by execution of the Loan Agreement or an Assignment and Acceptance (individually, each a “Lender” and collectively, “Lenders”), have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made, and may make, loans and advances and provide other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated April 25, 2003, by and among Agent, Borrower, Gentlelife, Inc. (formerly a California corporation, such corporation having since been dissolved), Documentation Agent and Lenders, as amended by Amendment No. 1 to Loan and Security Agreement, dated April 25, 2003, Amendment No. 2 to Loan and Security Agreement, dated as of June 30, 2003, Amendment No. 3 to Loan and Security Agreement, dated as of July 10, 2003, Amendment No. 4 to Loan and Security Agreement, dated as of January 5, 2004, Amendment No. 5 to Loan and Security Agreement, dated as of January 6, 2004, Amendment No. 6 to Loan and Security Agreement, dated as of January 6, 2004, Amendment No. 7 to Loan and Security Agreement, dated as of April 12, 2004, Amendment No. 8 to Loan and Security Agreement, dated June 4, 2004, Amendment No. 9 to Loan and Security Agreement, dated September 20, 2004, Amendment No. 10 to Loan and Security Agreement, dated October 1, 2004 and Amendment No. 11 to Loan and Security Agreement, dated as of December 31, 2004 (as amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended and supplemented, collectively, the “Financing Agreements”);

WHEREAS, Borrower has requested that Agent and Lenders make certain amendments to the Loan Agreement and the other Financing Agreements;

WHEREAS, Agent and Lenders are willing to agree to such amendments, subject to the terms and conditions herein; and

WHEREAS, by this Amendment No. 12, Agent, Lenders, and Borrower desire and intend to evidence such consent and amendments.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition to and not in limitation of, each of the following definitions:

(i) “Amendment No. 12” shall mean this Amendment No. 12 to Loan and Security Agreement by and among Agent, Lenders and Borrower as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) “ONE” shall mean Oneida Nation Electronics, a corporation existing under the laws of the Oneida Tribe of Indians of Wisconsin, and its successors and assigns.

(b) Amendment to Definition. The definition of “Eligible Account” set forth in Section 1.29 of the Loan Agreement is hereby amended as follows:

(i) Section 1.29(m) is hereby deleted in its entirety and replaced with the following:

“(m) the aggregate amount of such Accounts owing by a single account debtor (other than Chiptronics, ONE, Computer Sciences Corporation, General Dynamics, Inc., and IBM Corporation) do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts and the aggregate amount of such Accounts owing by Chiptronics do not constitute more than the percentage set forth in Section 1.29(n) below of all otherwise Eligible Accounts, and the aggregate amount of such Accounts owing by Computer Sciences Corporation and General Dynamics, Inc. do not exceed more than fifteen (15%) percent of all otherwise Eligible Accounts, and the aggregate amount of such Accounts owing by IBM Corporation plus such Accounts owing by ONE do not exceed more than forty-five (45%) percent of all otherwise Eligible Accounts (but in each case the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts); provided, that, on and after June 30, 2005, the percentage with respect to the Accounts owing by IBM Corporation plus the Accounts owing by ONE, shall, automatically and without further action by the parties be reduced to thirty-five (35%) percent;” and

(ii) Section 1.29 is hereby amended to add a new Section 1.29(t) at the end thereof as follows:

“(t) as to Accounts owing by ONE, such Accounts satisfy each of the following additional conditions: (i) in no event shall the aggregate amount of Accounts owing by ONE to Borrower that are deemed to be Eligible Accounts exceed the amount of the accounts owing to ONE from IBM (net of sales, excise or similar taxes included in the amount thereof and returns, discounts, claims, credits and allowances) that if owing by IBM to Borrower would constitute Eligible Accounts, (ii) Agent shall have received evidence, in form and substance satisfactory to it, the IBM has received a written notice, in form and substance satisfactory to Agent, of the security interest and lien of Agent in such accounts owing to ONE with instructions to make payments to a deposit account subject to a Deposit Account Control Agreement, (iii) Agent shall have received a limited non-recourse guarantee by ONE of the Obligations, duly authorized, executed and delivered by it, in form and substance satisfactory to Agent, and such guarantee shall be in full force and effect and ONE shall not have revoked or terminated such guarantee or purported to revoke or terminate such guarantee or claimed that it has no liability thereunder or raised any defenses or counterclaims with respect thereto, (iv) Agent shall at all times have a first priority security interest in and lien upon the accounts and related assets of ONE pursuant to a security agreement by ONE in favor of Agent, duly authorized, executed and delivered by ONE, in form and substance satisfactory to Agent, (v) Agent shall have received an opinion from counsel to ONE addressed to Agent in form and substance satisfactory to Agent, with respect to the validity and enforceability of such guarantee and security agreement and related matters as Agent may request, (vi) all payments by account debtors or other obligors in respect of accounts, payment intangibles and supporting obligations in respect thereof of ONE shall be made directly to a deposit account that is subject to a Deposit Account Control Agreement that has been duly authorized, executed and delivered by the bank at which such deposit account is maintained, ONE and Parent;”

(c) Interpretation. For purposes of this Amendment No. 12, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

2. Inventory Sublimit. Section 2.1(b) of the Loan Agreement is hereby amended by deleting “$25,000,000” from such section and replacing it with “$20,000,000”.

3. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrower to Agent and Lenders under the Loan Agreement and the other Financing Agreements, Borrower shall pay to Agent for the account of Lenders, contemporaneously with the effectiveness of this Amendment No. 12, an amendment fee in the amount of $25,000, which fee shall be fully earned and nonrefundable as of the date hereof and may be charged to any loan account of Borrower.

4. Additional Representations, Warranties and Covenants. Borrower represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof:

(a) This Amendment No. 12 has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof and the agreements and obligations of Borrower contained herein constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

(b) After giving effect to the provisions of this Amendment No. 12, no Event of Default exists or has occurred and is continuing as of the date of this Amendment No. 12 as a result of or in connection with the Merger.

5. Conditions Precedent. The effectiveness of the amendments contained herein shall be subject to:

(a) the receipt by Agent of this Amendment No. 12 duly authorized, executed and delivered by the parties hereto;

(b) the receipt by Agent of the documents set forth in Exhibit A hereto, duly authorized, executed and delivered by the parties thereto, in form and substance satisfactory to Agent; and

(c) the receipt by Agent of the approval of Required Lenders, in form and substance satisfactory to Agent, to the terms and conditions of this Amendment No. 12.

6. Effect of this Amendment. Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrower shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment No. 12 or with respect to the subject matter of this Amendment No. 12. To the extent of conflict between the terms of this Amendment No. 12 and the other Financing Agreements, the terms of this Amendment No. 12 shall control. The Loan Agreement and this Amendment No. 12 shall be read and construed as one agreement.

7. Governing Law. The validity, interpretation and enforcement of this Amendment No. 12 and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

8. Binding Effect. This Amendment No. 12 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

9. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 12.

10. Counterparts. This Amendment No. 12 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 12, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 12 by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 12. Any party delivering an executed counterpart of this Amendment No. 12 by telefacsimile also shall deliver an original executed counterpart of this Amendment No. 12, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 12 as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 12 to be duly executed and delivered by their authorized officers as of the day and year first above written.

AGENT

CONGRESS FINANCIAL CORPORATION (CENTRAL), as Agent

By:	/s/ Brian Hynds
Title:	Vice President

BORROWER

PEMSTAR INC.

By:	/s/ Greg S. Lea
Title:	Chief Financial Officer

EXHIBIT A

TO

AMENDMENT NO. 12 TO LOAN AND SECURITY AGREEMENT

1.	Deposit Account Control Agreement by and among Bank of America, N.A., ONE and Agent.

2.	Collateral Assignment of Debt as Security Agreement by Borrower in favor of Agent.

3.	Joint Payment Notification letter by ONE, Borrower and Agent.

4.	Acknowledgment of Assignment and Waiver of Defense as to Assignee letter by ONE.

3.	Limited Non-Recourse Guarantee by ONE of the Obligations.

4.	Security Agreement by ONE in favor of Congress.

5.	Security Agreement by ONE in favor of Borrower.

6.	Opinion from counsel to ONE addressed to Agent.